UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2008

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Information responsive to Item 5.02(e):

On August 5, 2008, the Compensation Committee of Eagle Materials Inc. (the “Company”) approved the extension of Arthur R. Zunker, Jr.’s rights under his outstanding stock option and restricted stock unit agreements (the “Agreements”) through the two-year period following Mr. Zunker’s retirement date. Mr. Zunker, the Company’s Senior Vice President and Treasurer, has indicated that he will retire from the Company effective December 31, 2008, after over 37 years of service.

The Agreements have been amended to provide that during the two-year period (the “Retirement Period”) beginning on the date Mr. Zunker retires from the Company (the “Retirement Date”) and ending on the second anniversary of the Retirement Date (the “Expiration Date”), the shares of Company common stock subject to the Agreements shall continue to vest and become exercisable in accordance with the terms of the Agreements, notwithstanding (a) the cessation of Mr. Zunker’s employment; (b) any requirement or condition that Mr. Zunker continue to be employed by the Company or one of its affiliates; or (c) Mr. Zunker’s death during such Retirement Period. Notwithstanding the termination provisions of the Agreements, such Agreements shall remain in force through the Retirement Period (subject to the Company’s right to settle the awards in connection with a Change in Control, as provided in the Agreements) and terminate and be of no further force or effect on the Expiration Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ Steven R. Rowley
Steven R. Rowley
President and Chief Executive Officer

Date: August 11, 2008